Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: (858) 523-5400 Fax: (858) 523-5450
www.lw.com

FIRM / AFFILIATE OFFICES
Barcelona	New Jersey
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Munich	Washington, D.C.

April 26, 2007
Orexigen Therapeutics, Inc.
12481 High Bluff Drive, Suite 160
San Diego, California 92130

Re:	Registration Statement on Form S-1
1,150,000 shares of Common Stock, par value $0.001 per share
Ladies and Gentlemen:
     We have acted as special counsel to Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,150,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-139496) of the Company that was declared effective on April 25, 2007 (the “Initial Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Abbreviated Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.
     Subject to the foregoing, and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Initial Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice

April 26, 2007

requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This opinion is for your benefit in connection with the Abbreviated Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm in the prospectus included in the Initial Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP